Exhibit 99.1

FOR IMMEDIATE RELEASE

CytomX Announces Closing of Initial Public Offering and

Full Exercise of Underwriters’ Option to Purchase Additional Shares

SOUTH SAN FRANCISCO, Calif., October 14, 2015 – CytomX Therapeutics, Inc. (Nasdaq: CTMX) (the “Company”), a biopharmaceutical company developing Probody™ therapeutics for the treatment of cancer, today announced the closing of its initial public offering of 7,666,667 shares of common stock at an initial public offering price of $12.00 per share, before underwriting discounts and commissions, which includes the exercise in full by the underwriters of their option to purchase up to 1,000,000 additional shares of common stock. The Company’s common stock began trading on The NASDAQ Global Select Market on October 8, 2015, under the ticker symbol “CTMX.”

BofA Merrill Lynch, Jefferies LLC and Cowen and Company LLC acted as joint book-running managers for the offering. Oppenheimer & Co. served as manager for the offering.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on October 7, 2015. The offering was made solely by means of a prospectus, copies of which may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com; Jefferies LLC, Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 631-274-2806 or by fax at 631-254-7140.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

Media Contacts:

Canale Communications

Ian Stone

ian@canalecomm.com

619-849-5388

Investor Contacts:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973